Exhibit 3.219

EXECUTION VERSION

AMENDED AND RESTATED COMPANY AGREEMENT

OF

USM MANUFACTURING L.L.C.

A Texas Limited Liability Company

This Amended and Restated Company Agreement of USM MANUFACTURING L.LC. (this “Company Agreement”), dated as of December 23, 2013, is adopted and agreed to by the sole Member (as defined below).

BACKGROUND

WHEREAS, USM MANUFACTURING L.L.C. (the “Company”) was formed as a limited liability company governed by the Texas Business Organizations Code (the “Code”) on August 4, 2009; and

WHEREAS, the Member of the Company entered into that certain Company Agreement of USM MANUFACTURING L.L.C., dated as of August 4, 2009 (the “Prior Agreement”); and

WHEREAS, the Member of the Company desires to enter into this Company Agreement for the purpose of making certain amendments to the Prior Agreement and desires that this Company Agreement be the complete expression of its covenants, agreements and undertakings with respect to the Company;

NOW, THEREFORE, in consideration of the covenants, rights, and obligations, set forth in this Agreement, the benefits to be derived from them, and other good and valuable consideration, the receipt and sufficiency of which the Member acknowledges and confesses, the Member agrees to amend and restate the Prior Agreement as follows:

ARTICLE 1

FORMATION

The Company has been organized as a Texas limited liability company under and pursuant to the Code.

ARTICLE 2

SOLE MEMBER

United Supermarkets, L.L.C. shall be the sole member of the Company (the “Member”).

ARTICLE 3

CONTRIBUTIONS

The Member has made a Ten Dollar ($10.00) initial contribution to the capital of the Company. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

ARTICLE 4

DISTRIBUTIONS

The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

ARTICLE 5

MANAGEMENT

The management of the Company is fully vested in the sole Member, as that term is used in the Code. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the sole Member, who shall make all decisions and take all actions for the Company.

ARTICLE 6

OFFICERS

The Member may designate one or more persons to be officers of the Company (“Officers”), and any Officers so designated shall have such title, authority, duties and salaries as the Member may delegate to them. Any Officers may be removed as such, either with or without cause by the Member.

ARTICLE 7

DISSOLUTION

The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect.

ARTICLE 8

GOVERNING LAW

THESE REGULATIONS ARE GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

Signature Page Follows

IN WITNESS WHEREOF, the undersigned has caused this Company Agreement to be executed effective as of the date written above.

UNITED SUPERMARKETS, L.L.C., Sole Member

/s/ Soz Ann Kilsy
By: Soz Ann Kirlsy
Title: CFO